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                                                                  EXHIBIT 10.8







                                    STANDARD

                               POLICY LIFE CYCLE

                               SERVICES AGREEMENT

                                   CLARENDON




















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                               POLICY LIFE CYCLE

                               SERVICES AGREEMENT
                                   CLARENDON


         This Policy Life Cycle Services Agreement ("Agreement") is effective as of the 15th day of August, 1996 ("Effective Date"), by and between Millers Integrated Claims Resources, Inc. dba Miller, a Texas corporation with principal offices at 300 Burnett, Fort Worth, Texas 76102 ("MiliRisk"), and Blanch Wholesale Insurance Services, Inc. and Blanch Insurance Services, Inc. a Texas corporation, having their principal place of business at 4300 Centerview Dr., San Antonio, Texas 78228 ("Customer").

         Whereas, Customer has entered into a General Agency Agreement (the "GAA") with Clarendon National Insurance Company ("Clarendon") to administer certain insurance policies previously issued by Allstate Insurance Company ("Allstate");

         Whereas, Customer is desirous of MiliRisk providing Policy Life Cycle Services for which Customer is responsible under the GAA, as set forth in this Agreement;

         Whereas, MiliRisk wishes to provide such Services for Customer; and

         Whereas, the parties hereto wish to reduce their Agreement to writing.

         Now, therefore, for and in consideration of the premises set forth below and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Customer and MiliRisk hereby agree as follows:


                              ARTICLE 1. SERVICES

         The "Services" to be performed by MiliRisk are set forth in Exhibit I to this Agreement.


                                ARTICLE 2. TERM

         2.1 The term of this Agreement shall commence on the Effective Date and shall have a "Minimum Term" of 36 full calendar months unless terminated earlier pursuant to the provisions of this Agreement. The Agreement shall automatically be renewed and extended after the conclusion of the Minimum Term for an additional term or terms of 36 months unless terminated pursuant to the provisions of Article 8.

         2.2 The "Implementation Period" shall begin on the Effective Date of this Agreement and shall end on the date MiliRisk notifies Customer that MiliRisk is capable of receiving all future applications on behalf of Customer. During the Implementation Period, MiliRisk shall prepare an analysis of the lines of business included within the terms of this Agreement. Customer shall assist MiliRisk



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                  during such "Implementation Period" with the gathering of
                  appropriate data, information, background, and other facts as needed by MiliRisk to enable MiliRisk to perform the Services enumerated in Exhibit I of this Agreement.

         2.3 Notwithstanding the foregoing provisions relating to the Minimum Term, and any subsequent renewal terms, should Customer terminate or repudiate this Agreement prior to the end of the Minimum Term without cause provided for under Sections 8.2 or 8.3, Customer shall pay a termination fee to MiliRisk within thirty (30) days after the date it attempts to terminate or repudiate this Agreement. A termination fee totaling $2 million shall be due MiliRisk, if Customer's attempt to terminate or repudiate this Agreement occurs within the first 3 months of the Minimum Term. If the attempt to terminate or repudiate this Agreement occurs after the first 3 months, but before the end of the 6th month, a termination fee is due MiliRisk in the amount of $1.75 million. If the attempt to terminate or repudiate this Agreement occurs after the 6th month, but before the end of the 9th month, a termination fee is due MiliRisk in the amount of $1.5 million. If the attempt to terminate or repudiate this Agreement occurs after the 9th month, but prior to the end of the 12th month, a termination fee is due MiliRisk in the amount of $1.25 million. If the attempt to terminate or repudiate this Agreement occurs after the 12th month, but prior to the end of the 15th month, a termination fee is due MiliRisk in the amount of $1 million. If the attempt to terminate or repudiate this Agreement occurs after the 15th month, but prior to the end of the 18th month, a termination fee is due MiliRisk in the amount of $750,000. If the attempt to terminate or repudiate this Agreement occurs after the 18th month, but prior to the end of the 24th month, a termination fee is due MiliRisk in the amount of $500,000. If the attempt to terminate or repudiate this Agreement occurs after the 24th month, but prior to the end of the 36th month, a termination fee is due MiliRisk in the amount of $250,000. If the attempt to terminate or repudiate this Agreement occurs after the 36th month, MiliRisk shall not be entitled to a termination fee. The termination fees references in this section are in addition to and not in lieu of other compensation due to MiliRisk under this Agreement.


                         ARTICLE 3. DUTIES OF MILIRISK

         3.1 During the Implementation Period, MiliRisk shall design, construct, and implement the following software systems:

                           1.       "Offer-to-write" sub system

                           2. Tracking system for follow-up, rejection and acceptance of recipients of "offer-to-write"

                           3.       Conversion system (Allstate data to
                                    Clarendon data)

                           4. Processing system to support the Services enumerated in Exhibit I


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                  In addition, the Implementation Period will be used to
                  assemble the staff, arrange for furniture and fixtures, and prepare for the start of business. All procedures required to conduct business as well as the requisite staff training will occur during this period.

                  In addition, the Implementation Period will be used to assemble the staff, arrange for furniture and fixtures, and prepare for the start of business. All procedures required to conduct business as well as the requisite staff training will occur during this period.

         3.2 MiliRisk shall dedicate the necessary human, equipment and computer resources to provide and, during the term of this Agreement, will provide Customer with the Services enumerated in Exhibit I of this Agreement for the Lines of Business and States specified in Exhibit I.

         3.3 MiliRisk shall designate an employee to act as liaison with Customer to facilitate the provision of the Services.

         3.4 MiliRisk shall maintain the confidentiality of data or information which is the property of Customer and/or Clarendon, and which is directly accessible to MiliRisk in the implementation and performance of the Services.

         3.5 MiliRisk shall maintain complete, accurate and orderly underwriting books, files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices. MiliRisk shall be responsible for the timely remittance of all premiums due Clarendon, whether collected or not, which premiums shall be calculated from the effective date of coverage under the applicable policies.

         3.6 MiliRisk shall maintain permanent copies of all policies and applications and correspondence related to the policies. MiliRisk shall not destroy these permanent copies without the written permission of the Customer for a period of at least five (5) years from the termination date of the applicable policies, or the period specified by the applicable state statute regulating preservation of records, whichever is longer. MiliRisk may, at its discretion, use magnetic, optical, and other types of technology to store such data.

         3.7 MiliRisk acknowledges and agrees that Clarendon, being at risk and having ultimate responsibility for the policies to be administered by MiliRisk, shall at all times have ultimate discretion with respect to all matters pertaining to the policies.


                         ARTICLE 4. DUTIES OF CUSTOMER

         4.1 Customer shall provide the data necessary, in a timely manner and in a format acceptable to MiliRisk, for MiliRisk to perform the Services defined in Exhibit I


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                  of this Agreement.  Customer acknowledges that delays in
                  delivery of required information will result in a similar delay in fulfilling Services.

         4.2 Customer acknowledges that MiliRisk assumes no risk or responsibility for Customer's claims administration, claim payments or recovery within this Agreement.

         4.3 Customer will provide MiliRisk with the policy jackets and the information and specifications necessary to perform the Services defined in Exhibit I of this Agreement, including but not limited to Customer's banking institution account information, corporate and subsidiary logos (if applicable), style and specifications of printed documents such as insurance policies, and all other information and specifications necessary to perform the Services.

         4.4 Customer shall appoint a Project Manager with sufficient authority within Customer's organization to facilitate Customer's role as MiliRisk performs the Services enumerated in Exhibit I of this Agreement.


                          ARTICLE 5. AUDIT PROVISIONS

         5.1 MiliRisk shall maintain records of amounts billable to and payments made on behalf of Customer. In addition, MiliRisk shall maintain records of the data utilized to perform the Services defined in Exhibit I of the Agreement until five years following the termination date of the applicable policies, or the period specified by the applicable state statute unless such records are earlier returned to Customer. MiliRisk agrees to provide reasonable supporting documentation concerning any disputed invoice amount to Customer within 15 days after Customer provides written notification of the dispute to MiliRisk. Customer and an auditor selected by Customer shall have access to all such records upon mutually agreed upon prior notice for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which MiliRisk is required to maintain such records. MiliRisk shall provide access to its books, records sand bank accounts to the insurance department of the State of Florida in a form usable by the department.


                          ARTICLE 6. PRICE AND PAYMENT

         6.1 Customer agrees to pay Service Rates as specified in Exhibit II hereto.

         6.2 Except for Service Rates which are based upon a percentage of direct written premium (the minimum of which shall be adjusted in accordance with Exhibit II), the Service Rates in
                  Exhibit II hereto may be changed effective as of each anniversary of the Effective Date during the existence of this Agreement by the percentage increase in the United States Customer Price Index for all Urban Users


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                  (CPI-U)published by the United States Bureau of Labor
                  Statistics, for the immediately preceding calendar year. In the event a vendor supplying any service or product to MiliRisk required for MiliRisk to provide the Services to Customer increases its rates charged to MiliRisk, MiliRisk may increase the contracted rates set forth herein to include such increased costs.

         6.3 The Service Rates may increase if changes in the Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

         6.4 When Customer requests MiliRisk personnel to travel to any location for the purpose of performing work under this Agreement, the Customer will, in addition to the charges specified for Services, pay MiliRisk for all reasonable travel, living and out-of-pocket expenses.

         6.5 Customer agrees to pay all tariffs and taxes that are now or may become applicable to the Services rendered hereunder, any equipment used by MiliRisk solely for Customer communication line, its use, lease, operation, control, transportation or value pursuant to this Agreement, or as measured by payments made by Customer

         6.6      Customer agrees to pay 50% of the advance set forth in
                  Exhibit II for implementation upon execution of this Agreement. Remaining portion of the advance will be due at the end of the Implementation Period.

         6.7 Service fees for Services will be due and payable 15 days after the close of a calendar month beginning 15 days after the end of the month this Agreement is executed.

         6.8 Customer agrees that MiliRisk will have the right to renegotiate the Service Fees in the event of statutory, regulatory, or judicial change that require additional activities not contemplated at the inception of this Agreement.


            ARTICLE 7. LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

         7.1 Although MiliRisk from time to time may use its own proprietary computer software products in the performance of the Services enumerated in Exhibit I of this Agreement, this Agreement does not grant a license to Customer for the use of any software products.

         7.2 This Agreement grants to Customer no right to possess or reproduce, or any other interest in, the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all or any part of the Services, nor allow any person, firm, or corporation to transmit, copy or reproduce


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                  the computer software programs performing all or any part of the Services or their specifications in whole or in part. In the event Customer shall come into possession of the computer software programs performing all or any part of the Services, Customer shall immediately notify MiliRisk and return the computer software programs performing the Services and all copies of any kind thereof to MiliRisk upon MiliRisk's request.

         7.3 Customer promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of Customer required to have such knowledge for normal use of them. Customer agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized disclosure. THE OBLIGATION OF CUSTOMER UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

         7.4 MiliRisk warrants and represents that it owns, or is licensed with respect to, all software it will employ in the performance of this Agreement. In the event this Agreement is terminated, MiliRisk will grant a license to Customer and/or Clarendon to use the software which MiliRisk employs in the performance of this Agreement to the extent MiliRisk is not otherwise prohibited from doing so by contract or by operation of law. MiliRisk shall use its best efforts to deliver the software, as well as all necessary manuals, to the Customer immediately upon delivery of data to the Customer.


                             ARTICLE 8. TERMINATION

         8.1 Either party may terminate this Agreement at the expiration of the Minimum Term set forth in section 2.1 provided the other party receives at least six (6) months prior written notice of termination. Termination without cause during any renewal term would also require six months notice.

         8.2 Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement or the related exhibits, provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such notice period, if the breaching party has not within such time commenced to cure same and does not diligently continue to and actually care same within a reasonable period thereafter. The terms and conditions of MiliRisk referred to in this Section 8.2 shall include, but shall not be limited to:

                  (a) the obligation to deposit, report and remit premiums;


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                  (b)      the obligation to remit return premiums to insureds
                           when due;

                  (c) the obligation to process all policies, endorsements, and notices of cancellation or non-renewal, pursuant to Clarendon's underwriting guidelines or other instructions;

                  (d) the obligation to observe and comply with applicable laws, regulations, rules and rates affecting the transaction of business hereunder; and

                  (e) the obligation to provide any other Services under this Agreement.

         8.3 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate the Agreement immediately. MiliRisk shall have the option to terminate this Agreement within 60 days of written notification in the event that the annualized policy count does not exceed 50,000 policies.

         8.4 This Agreement shall terminate automatically if the GAA is terminated for any reason other than because of breach by the Customer. The termination fee described in section 2.3 still applies to this situation.

         8.5 Rights Upon Termination. Upon expiration or termination of this Agreement:

                  (a) The obligations of the Customer and MiliRisk to the date of termination shall be discharged promptly.

                  (b) MiliRisk shall promptly return to the Customer any policies, forms or other supplies imprinted with the Customer's or Clarendon's name, regardless of who incurred the cost for same.

                  (c) MiliRisk shall, at its sole expense, run off the in-force business to normal expiration in accordance with the provisions of this Agreement. The Customer, however, may elect to run off the in-force business itself or through its designee, in which case it may do so and if this Agreement is terminated because of a breach by MiliRisk, MiliRisk shall nevertheless be liable for all expenses of the run-off operation; however, if the termination is for a reason other than as provided in Section 8.2, the Customer, rather than MiliRisk, shall bear the expenses of the run-off if it elects to run off the business itself or through its designee. The term "run-off" as used herein shall mean confirming coverage under policies to claims adjusters, administering the in-force policies and any required renewals thereof and endorsements thereto, providing reports as required by this Agreement,


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                           paying premium to Clarendon and return premium to
                           the insureds, collecting all sums due to or from agents, including return commissions, and such other activities as required of MiliRisk under this Agreement.

                  (d) If MiliRisk is unable, or refuses, to run off the in-force policies, or if the Customer elect to run off such policies itself or through its designee, MiliRisk shall promptly provide the Customer, without charge, with a tape back-up of all data files (the "Data").

                  (e) In any proceeding brought by the Customer or Clarendon to recover premiums or return premiums or other funds due hereunder to Clarendon or insureds under the policies (hereinafter called "trust funds"), MiliRisk shall be obligated to account on its own records for such trust funds and to pay all sums for which it cannot account. In any such proceeding it shall be conclusively presumed that MiliRisk is liable for trust funds which have not been timely paid, and MiliRisk waives (i) any right it may have to assert any counterclaim, crossclaim, or set-off of any kind in the proceeding, and (ii) any claim or defense based on or relating to its use of the Customer's or Clarendon's reporting procedures as provided for in this Agreement, or any modification thereof. MiliRisk shall retain the right to bring any separate proceeding it deems appropriate to recover on any claims it may have, as a creditor or otherwise, but the pendency of any such proceeding shall not delay, hinder or defeat the Customer's or Clarendon's right to promptly recover any trust funds then due or to levy upon any judgment therefrom.


                ARTICLE 9. LIMITATION OF LIABILITY AND REMEDIES

         9.1 If data is processed in error due to an error or defects in the Services provided by MiliRisk, then upon MiliRisk receiving notice of such error or defect, MiliRisk shall reprocess such data without charge to Customer.

         9.2 MiliRisk shall indemnify, protect, defend and hold Customer, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney's fees) (herein "Damages") arising out of or resulting from the negligent, willful or intentional acts of MiliRisk performed in connection with this Agreement or arising from a breach of this Agreement by MiliRisk. Customer shall indemnify, protect, defend and hold MiliRisk, its officers, directors, shareholders and employees harmless from and against any and all Damages arising out of or resulting from the negligent, willful or intentional acts of Customer performed in connection with this Agreement or arising from a breach of this Agreement by Customer. This indemnify shall survive the earlier expiration or termination of this Agreement.


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         9.3      MiliRisk's liability to Customer for Damages arising from
                  errors and defects in performing the Services (whether the damage is based in tort or contact, law or equity) is limited to an amount not to exceed the usual and customary charges paid to MiliRisk under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in
                  Section 10.11. Except as provided in Section 2.3, for any breach of this Agreement which does not result in or constitute a termination or repudiation of this Agreement, Customer's liability to MiliRisk for Damages is limited to an amount not to exceed the usual and customary charges paid to MiliRisk under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in
                  Section 10.11.

         9.4 Customer's remedies and MiliRisk's liability for breaches of this Agreement and errors or defects in the delivery of Services are limited to the remedies and liabilities set forth in section 8.2, 9.1, 9.2 and 9.3 of this Agreement. MiliRisk's remedies and Customer's liability for breaches of this Agreement are limited to the remedies and liabilities set forth in section 2.3, 8.2, 9.2 and 9.3 of this Agreement.


                              ARTICLE 10. GENERAL

         10.1 The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control o the parties.

         10.2 Customer and MiliRisk agree that, while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment, nor will either, without prior written consent of the other, offer employment to any employee of the other or to former employees during the six (6) month period immediately following such employee's termination. Notwithstanding the foregoing, Customer shall not be bound by this provision if MiliRisk withdraws from or eliminates its policy life cycle service business entirely.

         10.3 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to MiliRisk shall be addressed to the attention of the Chief Financial Officer.


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         10.4     The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party (except Clarendon) unless expressly agreed to by the parties. Notwithstanding the foregoing, the parties agree that disclosure may be made to any auditors, regulators, carriers, or reinsurers on a need to know basis only without prior consent.

         10.5 This Agreement and any Exhibits made a part hereto: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between MiliRisk and Customer with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by MiliRisk and Customer, and, (c) shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of the state. For purposes of venue, this Agreement is performable in Tarrant County, Texas.

         10.6 Neither party hereto shall be deemed to have waived any rights or remedies accruing to hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

         10.7 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

         10.8 Wherever the singular of any terms is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

         10.9 The parties shall not assign the Agreement or any of its rights hereunder without the prior written consent of the other party which consent shall not be unreasonably withhold unless the proposed assignment is to a competitor of the other party.

         10.10 If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

         10.11 In the event of any action between Customer and MiliRisk seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action shall be awarded its reasonable costs and expenses, including its court costs and reasonable attorney's fees.


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

         10.12 The parties hereto are independent contractors of one another, and they should not in any instance be construed as partners or joint venturers.


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         MILIRISK AND CUSTOMER CERTIFY BY THEIR UNDERSIGNED AUTHORIZED
         AGENTS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, AND AGREE TO BE BOUND BY THEIR TERMS AND CONDITIONS.


         EXECUTED to be effective the 15th day of August, 1996.



         Millers Integrated               Blanch Wholesale Insurance
         Claims Resources, Inc.           Services, Inc.


         By: /s/ JAMES E. SMITH JR.       By: /s/ SCOTT T. BROCK
            ------------------------         ------------------------
         Name: James E. Smith Jr.         Name: Scott Brock
              ----------------------           ----------------------
         Title: Exec. V.P. & CFO          Title: President & CEO
               ---------------------            ---------------------


                                          Blanch Insurance Services,
                                          Inc.

                                          By: /s/ SCOTT T. BROCK
                                             ------------------------
                                          Name: Scott Brock
                                               ----------------------
                                          Title: President & CEO
                                                ---------------------


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



                                   EXHIBIT I

                                     to the

                                    MILIRISK

                                      and

                   BLANCH WHOLESALE INSURANCE SERVICES, INC.

                        BLANCH INSURANCE SERVICES, INC.

         A.       SERVICES

         During the term of this Agreement MiliRisk shall provide the Policy Life Cycle Services defined below for the Lines of Business (Section B of this Exhibit I) written by or through Customer on behalf of Clarendon. MiliRisk will, in accordance with guidance and direction provided by the Customer, and in accordance with the GAA, provide all Policy Life Cycle Services and general management of these Services described herein for the subject business as follows:

         1. MiliRisk will provide the technical and administrative services to support the acquisition of the Allstate policies by Clarendon.

         2. MiliRisk will convert Allstate business to initial "offer-to-write system."

         3. MiliRisk will produce "offers-to-write" insurance quotation package.

         4. MiliRisk will track recipients of "offers-to-write" and report non-acceptance to Customer.

         5. MiliRisk will convert acceptances to processing system to issue policies.

         6. MiliRisk will provide the necessary functions to satisfy the Florida Insurance Department instructions as to the processes required by Clarendon.

         7. Underwriting Services to implement the Customer's underwriting manual, rules, applications, and forms required to handle new business, renewals, cancellations, reinstatements, and endorsements.

         8. Underwriting will review all incoming documents, applications, etc. for completeness and compliance with the Customer's underwriting rules and guidelines.

         9. Underwriting will make decisions to issue, cancel, or amend business submitted to the Customer according to the Customer's underwriting rules and guidelines.


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

         10. Expert system rules will be developed and provided to incorporate the Customer's desired risk profiles.

         11. Processing will issue the Customer's policies, process renewals, cancellations, and reinstatements, MiliRisk will use such non-renewal or cancellation notices as may be required by Policy wording or regulatory authority.

         12. Invoices will be processed for additional premiums and renewal bills.

         13.      Refunds will be processed for return premiums.

         14. Inquiries for agents, insureds, and other relevant third parties (mortgagees) will be handled on behalf of the Customer.

         15. Data Processing support for policy processing will be provided which will include imaging of documents, data entry, editing, expert system underwriting, electronic workflow, rating, coding, reporting, accounting, and maintenance of policy records.

         16. Communications to agents, insureds, and mortgagees will be provided in the delivery of policy sets, invoices, and other materials enclosed in mailings to these constituents.

         17. Physical Plant Management will provide the necessary services to insure personnel assigned to support the Customer are provided with the necessary space, furniture, fixtures, electrical power, computer connections, telephone, and other required assets to support the services.

         18. Mailing Services will mail all necessary policy documents and promotional material/marketing items to relevant parties.

         19. Customer billing will be supported through direct bill. Direct premiums will be submitted through lockbox technology.

         20. Accounting services will be provided for premiums by receiving and distributing premiums, maintaining trust accounts, accounts and paying agent commissions, in accordance with the Customer's obligations under the GAA, including but not limited to:

                  a. Premium Bank Account. Promptly upon receipt thereof, MiliRisk shall deposit all premiums and other funds collected for business written under this Agreement into a deposit-only bank account to be established and controlled by the Clarendon (the "Premium Bank Account"). Until such deposit is made, MiliRisk shall hold all premium and return premium in a segregated account and shall be deemed to have a fiduciary responsibility to the Customer and Clarendon to turn over such funds to Clarendon.

                  b. Operating Account. Clarendon shall established and fund a separate bank account which MiliRisk may draw upon to pay return premium due policyholders (hereinafter called the "Operating Account"), MiliRisk shall reconcile all disbursements from the Operating Account each month by type and amount of disbursement (e.g., return premium, commissions due to or from Agents) and furnish a copy to the Customer.

                  c. Reports. All reports and reconciliations to be provided to the Customer or Clarendon under this Agreement (whether in hard copy or maintained on computers) shall be forwarded within seven (7) business days after the end of each month. The electronic files maintained by MiliRisk shall be transferred as frequently as reasonably requested by the Customer. Upon the Customer's request MiliRisk shall furnish updated copies of its computer base maintained in support of business written under this Agreement. The transfer of this data shall be in a format acceptable to the Customer and Clarendon and readable on their respective computer systems. Such data shall include all information contained in the Registers listed in Exhibit III. The reports shall include, but not be limited to, information and statistical data (i) required by Insurance Services Office ("ISO"), and (ii) necessary for Clarendon to prepare any reports required by the National Association of Insurance Commissioners ("NAIC"), or
                           (iii), other reports reasonably requested to monitor and evaluate the subject business (the "Premium Reports").

         21. Bureau reporting will be supported to send full stat plan to ISO as required.

         22. Commission Handling - The MiliRisk Servicing Office will calculate and pay commissions to the producer on Customer's behalf, or will invoice and receive the return of commission from the producer on return transactions; the MiliRisk servicing office will prepare a magnetic tape of commission data for Customer to prepare Federal 1099 tax statements for commission paid to producers.

         23. Policyholder Service - The MiliRisk Servicing Office will handle questions from policyholders/insured and producers concerning policy/endorsement issuance or billing.

         24. Data Access/Reporting to Customer - The MiliRisk Servicing Office will provide policy, premium and payment information as set forth in Exhibit III and on-line access to the policy master file on Florida homeowners and dwelling policies. The "Policy Collection Register" and "Receivable Register" will be furnished to the Customer and Clarendon on a monthly basis. Each bound policy shall be included in the Policy Register within ten (10) days of each policy's effective date.

         25. MiliRisk shall establish and maintain written operational procedures to handle all business related to the Policies.

         26. Additional reports or modifications to agreed upon reports will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. Rates for such personnel are listed in Exhibit II.

         B.       AUTHORIZED LINES OF BUSINESS:

                  Homeowners (HO3, HO6, HO4, and HO2) and Dwelling Fire (DFI).

         C.       AUTHORIZED STATES:

                  Florida

         D.       LOCATION OF PROVISION OF SERVICES:

                  MiliRisk shall provide the Services defined above at the MiliRisk service center in Fort Worth, Texas.

                                   EXHIBIT II
                                 SERVICE RATES


CONSULTANTS
         Senior Consultants          $175.00 per hour
         Consultants                 $125.00 per hour

PROGRAMMERS
         Lead Programmer/Analyst     $150.00 per hour
         Senior Programmer/Analyst   $125.00 per hour
         Programmer/Analyst          $100.00 per hour

PROJECT LEADERS
         Project Leaders             $175.00 per hour

POLICY LIFE CYCLE SERVICES
         6.5% of Direct Written Premium* subject to a $56.00 per policy minimum,** and further subject to a 50,000 policy minimum on an annualized basis. At the end of each six month period beginning on the effective date hereof, an adjustment will be made if the active policies processed multiplied by the per policy minimum exceed 6.5% of direct written premium for the same period.

BILLING FEES
         Installment fees shall be retained by MiliRisk
         NSF fees shall be retained by MiliRisk

SPECIAL FEES
         Processing system modifications will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modification. Additional reports or modifications to agreed upon reports will also be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. Hourly rates for such personnel are listed above.

IMPLEMENTATION PERIOD
         $500,000 advance against future processing fees (amortized over first 12 months of operations) for design, construction, and implementation of software systems*** to support contract.


--------
* Direct written premium by Clarendon Insurance Company for the authorized lines of business in the authorized states by or through Customer which is not reduced for reinsurance ceded.
** Effective July 1, 1988 and annually on July 1st thereafter, the per policy minimum shall be adjusted by the percentage change in the US CPI for all urban users (CPI-U) published by the US Bureau of labor Statistics for immediately preceding calendar year.
***  1.  "Offer-to-write" sub system
     2. Tracking system for follow-up, rejection and acceptance of recipients of "offer-to-write"
     3.  Conversion system (Allstate data to Clarendon data)
     4.  Processing system to support the Services enumerated in Exhibit I

                                  EXHIBIT III


                ACCOUNTING REGISTERS - DATA FILES - DEFINITIONS


The "Policy Collection Register" shall include but not be limited to:
         State and Annual Statement Line of Business
         --    Policy number
         --    Name of insured
         --    Policy effective date and expiration date
         --    Name and or number of producing agents
         --    Gross premium
         --    Provisional commission due General Agent
         --    Other charges or credits by type
         --    Net cash received
         --    An accounting for the difference (if any) between gross premium and net cash received

The "Policy Register" shall list policies and endorsements issued and shall include but not be limited to:
         State and Annual Statement Line of Business
         --    Type of transaction (new, renewal, cancellation, endorsement, etc.)
         --    Policy number
         --    Name of insured
         --    Policy or endorsement effective date and expiration date
         --    Name and/or number of producing agent
         --    Gross premium
         --    Commission due producing agents
         --    Provisional commission due General Agent
         --    Other charges or credits by type

The "Return Premium Register" shall list each cancellation and return premium endorsement and shall include but not be limited to:
         State and Annual Statement Line of Business
         --    Date and check number of disbursement
         --    Policy number
         --    Name of insured
         --    Effective date cancellation and original policy expiration date
         --    Payee
         --    Gross return premium
         --    Producing agent's return commission
         --    General Agent's return commission
         --    Net return premium
         --    Amount of disbursement to payee

         -- An accounting for the difference (if any) between net return premium and amount of disbursement

The Receivable Register will be produced each month as follows:

                    Beginning Receivable

         plus       Premium due Company (per policy register)

         less       Premium deposited (to premium bank account)

         equals     Ending Receivable


The "Premium File" list shall include but not be limited to:

Policy Number
Policy Effective Date
Policy Expiration Date
Date Entered (accounting date?)
Insured Name
Insured Address
Insured State (risk state)
Territory Code
Transaction
Transaction Effective Date
Coverage Code
Amount (written premium)


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